EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS APRIL 2005 PERFORMANCE

            HOUSTON, May 2, 2005 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in April 2005 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 700.1 million, up 15.5 percent over April 2004, and available seat miles (ASMs) increased by 13.4 percent compared with April 2004.  ExpressJet's April load factor was 72.0 percent, a 1.3 point improvement over April 2004.  The company flew 66,896 block hours, compared with 60,143 block hours in April 2004, and operated 36,816 departures, versus 33,636 departures in April 2004.

            Also in April 2005, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 99.2 percent.  In April 2004, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.3 percent.

            During April, ExpressJet announced new service to two Mexican destinations - Durango and Queretaro - from Los Angeles International Airport and new nonstop service between Houston’s George Bush Intercontinental Airport and Tikal/Flores, Guatemala.  The new service will begin on June 9 and June 18, respectively, pending government approvals.  ExpressJet also accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 252 jets.

            ExpressJet Airlines, Inc. operates as Continental Express, the exclusive regional jet provider for Continental.  With service to approximately 150 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland, as well as additional non-hub service.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,800 people and is owned by ExpressJet Holdings, Inc.  For more information, visit www.expressjet.com.

– more –

EXPRESSJET REPORTS APRIL 2005 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

APRIL	2005		2004		Change

Revenue Passenger Miles (000)	700,073		606,368		15.5	Percent

Available Seat Miles (000)	972,189		857,093		13.4	Percent

Passenger Load Factor	72.0	Percent	70.7	Percent	1.3	Points

Block Hours	66,896		60,143		11.2	Percent

Departures	36,816		33,636		9.5	Percent

YEAR-TO-DATE	2005		2004		Change

Revenue Passenger Miles (000)	2,652,764		2,147,880		23.5	Percent

Available Seat Miles (000)	3,712,128		3,256,606		14.0	Percent

Passenger Load Factor	71.5	Percent	66.0	Percent	5.5	Points

Block Hours	258,171		229,244		12.6	Percent

Departures	140,454		128,937		8.9	Percent

###